Exhibit 3.5

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATIONS

OF

SERIES A MANDATORILY CONVERTIBLE PREFERRED STOCK

OF ENERGY & EXPLORATION PARTNERS, INC.

Energy & Exploration Partners, Inc., a Delaware corporation (the “Corporation”), through the undersigned duly authorized officer and in accordance with the provisions of Section 103 and 151 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as of March 26, 2014 that pursuant to authority expressly conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of Section 151 of the General Corporation Law of the State of Delaware and Article IV of the Certificate of Incorporation of the Corporation (“Certificate of Incorporation”), and in accordance with the terms of the Certificate of Designations establishing the Corporation’s Series A Mandatorily Convertible Preferred Stock (the “Certificate of Designations”), the Board of Directors adopted by unanimous written consent in lieu of a meeting the following resolution on March 26, 2014 amending the Certificate of Designations:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the provisions of Article IV of the Certificate of Incorporation and applicable law the Certificate of Designations be and hereby is amended as follows:

1)	SECTION 1(a) is hereby deleted in its entirety and replaced with the following:

“(a) There shall be created from the 750,000 shares of preferred stock, par value $0.01 per share, of the Company authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, designated as the “Series A Mandatorily Convertible Preferred Stock,” par value $0.01 per share (the “Preferred Stock”), and the authorized number of shares of Preferred Stock shall be 340,353. Shares of the Preferred Stock that are redeemed, purchased or otherwise acquired by the Company, or converted into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock.”

2)	The following definitions provided in SECTION 2 are hereby amended and restated as follows:

‘”Note Purchase Agreement” shall mean the Note Purchase Agreement, dated as of April 8, 2013, by and among the Company as Issuer, Cortland Capital Market Services LLC, as administrative agent for the Holders and the Holders named therein, as amended by the First Supplement to Note Purchase Agreement, dated as of December 12, 2013, the Second Supplement to Note Purchase Agreement, dated as of January 31, 2014, and the Third Supplement to Note Purchase Agreement, dated as of March 27, 2014.

“Series B Warrants” shall mean the warrants issued pursuant to the Note Purchase Agreement and exercisable for an aggregate of up to 104,412 Shares of Series B Mandatorily Convertible Preferred Stock, and all warrants issued upon permitted transfer, division or combination of, or in substitution for, any thereof.

“Significant Holder Majority” shall mean two-thirds of the Shares of Preferred Stock and any Warrants exercisable for Preferred Stock held by Significant Holders and their Affiliates. For purposes of the foregoing, “two-thirds” of such Shares of Preferred Stock and Warrants shall be determined on a basis assuming the exercise of all such Warrants.

“Warrants” shall mean (i) the warrants issued pursuant to the Note Purchase Agreement and exercisable for an aggregate of up to 235,941 Shares of Preferred Stock, any warrants to purchase Shares of Preferred Stock issued upon exchange of Series B Warrants pursuant to the terms of the Series B Warrants and all warrants issued upon permitted transfer, division or combination of, or in substitution for, any thereof and (ii) the Series B Warrants.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Designations to be signed by its duly authorized officer as of the date first written above.

ENERGY & EXPLORATION PARTNERS, INC.

By:	/s/ Brian C. Nelson
Brian C. Nelson
Executive Vice President and Chief Financial Officer

Certificate of Amendment to Certificate of Designations of Series A